EXHIBIT 15(a).4

Gregory F. Smith
Exploration Geologist
#605–2008 Fullerton Ave., North Vancouver, B.C. V7P 3G7 tel: (604) 926-9849
email gregfsmithca@yahoo.ca

CONSENT OF AUTHOR

To: United States Securities and Exchange Commission

     I, Gregory Smith, B.Sc., P.Geo., do hereby consent to the filing, with the regulatory authorities referred to above, of the Technical Report on the San Ramon Project, Nicaragua, Central America, and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in the Form 20-F Registration Statement pursuant to Section 12(g) of the Securities Exchange Act of 1934.

     I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in the Form 20-F.

DATED: November 15, 2005

_________________________
Gregory Smith